UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2012

NEIMAN MARCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marcus Square
1618 Main Street, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, included area code: (214) 741-6911

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangement of Certain Officers.

On March 28, 2012, the Board of Directors (the "Board") of Neiman Marcus, Inc. (the "Company") approved the amendment and restatement of the Neiman Marcus, Inc. Management Equity Incentive Plan (the "Plan"). Among other things, the amendment eliminated Section 4.13(d) of the Plan, thereby giving the Board the flexibility in the event of the payment of an extraordinary dividend to adjust outstanding options under other provisions in the Plan that are generally applicable to changes in the Company's capitalization.

Item 8.01	Other Events.

On March 28, 2012, the Company issued a press release announcing that its Board of Directors had declared a cash dividend (the "Dividend") of approximately $442.6 million, or $435 per share of its outstanding common stock. The Dividend will be paid on March 30, 2012 to stockholders of record at the close of business on March 28, 2012. The Neiman Marcus Group, Inc. ("NMG"), a wholly owned subsidiary of the Company, currently intends to use its cash on hand and borrowings on its Asset-Based Revolving Credit Facility to fund a cash dividend of approximately $442.6 million to the Company that will be used to fund the Dividend. NMG initially expects to borrow $150 million under its Asset-Based Revolving Credit Facility, but the amount of outstanding borrowings could fluctuate based upon its current and future working capital and other cash requirements.

In connection with the payment of the Dividend, the Company will adjust the exercise price of unvested options outstanding under the Plan on the payment date by the per share amount of the Dividend. Holders of vested options will receive a cash payment in respect of their vested options based on 50% of the per share amount of the Dividend, which will result in an aggregate payment to such holders of approximately $10.2 million, and a corresponding adjustment to the exercise price of their vested options.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated March 28, 2012 announcing $442.6 million cash dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.
(Registrant)

Date: March 28, 2012	By:	/s/ Nelson A. Bangs

Nelson A. Bangs
Senior Vice President